Exhibit 5.1

Reed Smith LLP

101 Second Street
Suite 1800
San Francisco, CA 94105-3659

Tel +1 415 543 8700

Fax +1 415 391 8269

reedsmith.com

October 5, 2020

Jaguar Health, Inc.
200 Pine Street, Suite 400

San Francisco, California 94104

Ladies and Gentlemen:

We have acted as counsel to Jaguar Health, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of up to $7,000,000 of shares (the “Shares”) of the Company’s voting common stock, par value $0.0001 per share, pursuant to that certain At the Market Offering Agreement, dated as of October 5, 2020, by and between the Company and Ladenburg Thalmann Co. Inc. as sales agent (the “Sales Agreement”). The Shares will be offered and sold pursuant to the Company’s effective Registration Statement on Form S-3 (File No. 333-248763) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale of the Shares as set forth in a prospectus supplement, dated October 5, 2020 (the “Prospectus Supplement”), supplementing the prospectus dated September 23, 2020 (the “Base Prospectus”).

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and public officials.

This opinion is based solely on the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance, and when issued and delivered by the Company pursuant to the provisions of the Sales Agreement against payment of the requisite consideration therefor, will be validly issued, fully paid and nonassessable.

NEW YORK • LONDON • HONG KONG • CHICAGO • WASHINGTON, D.C. • BEIJING • PARIS • LOS ANGELES • SAN FRANCISCO • PHILADELPHIA • SHANGHAI • PITTSBURGH • HOUSTON • SINGAPORE • MUNICH • ABU DHABI • PRINCETON • NORTHERN VIRGINIA • WILMINGTON • SILICON VALLEY • DUBAI • CENTURY CITY • RICHMOND • GREECE • KAZAKHSTAN

Jaguar Health, Inc. October 5, 2020 Page 2

The opinions set forth herein are given as of the date hereof, and we undertake no obligation to update or supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact or other circumstances that changes or may change our opinion set forth herein after the date hereof or for any other reason.

We consent to the inclusion of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on October 5, 2020 and further consent to all references to us under the caption “Legal Matters” in the Prospectus Supplement and Prospectus constituting a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ REED SMITH LLP

REED SMITH LLP